Exhibit 99.1
NEWS RELEASE

Vanguard Natural Resources, LLC Signs Agreement to Acquire Properties in the Permian Basin

Houston – February 28, 2013 - (Business Wire) – Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard” or “the Company”) today announced it has entered into a definitive agreement to acquire natural gas, oil and natural gas liquids assets in the Permian Basin located in southeast New Mexico and West Texas for a purchase price of $275 million from Range Resources Corporation. The properties being sold consist of approximately 7,000 net acres that are currently producing approximately 17 Mmcfe per day with approximately 41% being natural gas and 59% oil and NGLs.  Based on internal reserve estimates, proved developed reserves account for 78% of the total 137 Bcfe. Mark S. Carnes, Director of Acquisitions commented, “These properties are a nice complement to one of Vanguard’s core operating areas and have some excellent behind pipe and development drilling opportunities that will enhance our cash flow as they are developed over the next four to six years.” The effective date of the acquisition is January 1, 2013 and the Company anticipates closing this acquisition on or before April 1, 2013.

Scott W. Smith, President and Chief Executive Officer, commented, “After recent successful bond and equity offerings we are very pleased to sign another acquisition agreement that will put our liquidity to work. These assets will be an excellent addition to our portfolio in the Permian Basin as they have a reserve to production ratio of approximately 20 years.”
The Company intends to fund this acquisition with borrowings under its existing reserve-based credit facility.

About Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Piceance Basin in Colorado, the Powder River and Wind River Basin in Wyoming, the Williston Basin in North Dakota and Montana, Mississippi and South Texas. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements
We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com

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